Exhibit 4(g)

                          REVOLVING CREDIT AGREEMENT


     This Revolving Credit Agreement (the "Agreement") is made and entered into this 26th day of January, 1995 by and between Republic Bancorp Inc. (the "Borrower") and Firstar Bank Milwaukee, N.A. (the "Bank").


                            ARTICLE I. DEFINITIONS

      1.1 Adjusted LIBOR Rate. The term "Adjusted LIBOR Rate" means, for any Interest Period, one and seventy-five one-hundredths percent (1.75%) per annum in excess of the annual rate of interest obtained by dividing (i) the LIBOR Rate for such Interest Period, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or a successor agency) for determining the maximum reserve requirement with respect to Eurocurrency fundings (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such system and having a term equal to such Interest Period.

      1.2 Adjusted LIBOR Rate Loan. The term "Adjusted LIBOR Rate Loan" means any loan hereunder bearing interest at the Adjusted
LIBOR Rate.

      1.3 Business Day. The term "Business Day" means a day other than a Saturday, Sunday or other day on which the Bank is not open for the transaction of substantially all of its banking functions; provided, however, that for purposes of determining the LIBOR Rate for an applicable Interest Period, references to Business Day shall include only those days on which dealings in dollar deposits are carried out by U.S. financial institutions in the London Interbank market.

      1.4 Financial Definitions. Except as otherwise provided, all accounting terms shall be construed in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in section 4.11, and financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. As used herein:

      (a) The term "Assets" means the sum of all assets including Loan Loss Reserves of the Subsidiary Bank accounting principles applicable to banks, consistently applied.

      (b) The term "Consolidated Net Worth" means the consolidated shareholders' equity of the Borrower and its Subsidiaries (including common stock, additional paid-in capital, retained earnings, preferred stock and any paid-in capital attributable thereto) determined in accordance with generally accepted accounting principles.


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      (c)   The term "Fixed Charge Coverage Ratio" means the ratio
            calculated on a consolidated basis for the Borrower and its Subsidiaries of the sum of pre-tax income and Interest Expense to Interest Expense.

     (d) The term "Interest Expense" means the interest expense on short term and long term borrowings and does not include interest expense on deposits, fed funds borrowings, advances from any Federal Home Loan Bank or reverse repurchase agreements.

      (e) The term "Loan Loss Reserves" means the loan loss reserves of the Subsidiary Bank reported in the most recent call report of the Subsidiary Bank.

      (f) The term "Nonperforming Loans" means the sum of those loans 90 days or more past due and those loans classified as non-accrual or renegotiated as reported in the most recent call report of the Subsidiary Bank.

      (g) The term "Other Real Estate" means the value of all real estate owned by the Subsidiary Bank and classified as such by the examiners of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board or appropriate state agency responsible for examining the Subsidiary Bank, as shown on the Subsidiary Bank's most recent examination report.

      (h) The term "Primary Capital" means primary capital as such term is used in the risk-based capital guidelines applicable to the Subsidiary Bank.

      (i) The term "Risk-Weighted Assets" will have the meaning attributed to such term in the Risk-Based Capital Guidelines issued by the Board of Governors of the Federal Reserve System and in effect from time to time.

      (j) The term "Tier 1 Capital" means tier 1 capital as such term is used in the risk-based capital guidelines issued by the primary regulator of the Subsidiary Bank and in effect from time to time.

      (k) The term "Total Capital" means core capital and supplementary capital (provided that supplementary capital shall only be included in Total Capital to the extent permitted by the Risk-Based Capital Guidelines issued by the Board of Governors of the Federal Reserve System and in effect from time to time).

      (l) The term "Total Loans" means the aggregate outstanding principal amount of all loans shown as assets of the Subsidiary Bank in its most recent call report; provided, however, in any event Total Loans will include portfolio loans and loans held for sale.

      1.5 Interest Period. The term "Interest Period" means with respect to each Adjusted LIBOR Rate Loan, the period commencing on the applicable Borrowing Date and ending 1, 3 or 6 months thereafter, as specified by the Borrower in the related notice of borrowing pursuant to Section 2.6 below, and with respect to a Variable Rate Loan converted to an Adjusted LIBOR Rate


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Loan, or in the case of a continuation of an Adjusted LIBOR Rate Loan for an additional Interest Period, the period commencing on the date of such conversion or continuation and ending 1, 3 or 6 months thereafter, as specified by the Borrower in the related notice pursuant to Section 2.8 below; provided that:

      (a) any Interest Period which would otherwise end on a day which is not a Business Day will be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period will end on the immediately preceding Business Day;

      (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in a calendar month at the end of such Interest Period) will, subject to clause (c) below, end on the last Business Day of a calendar month; and

      (c) no Interest Period for an Adjusted LIBOR Rate Loan will extend beyond the Termination Date.

      1.6   LIBOR Rate. The term "LIBOR Rate" means, for any Interest
Period, the annual rate of interest equal to the rate at which deposits in dollars are offered to the Bank in the London Interbank Eurocurrency market for such Interest Period as determined by the Bank from the dollar offered rates which appear on the Telerate System page setting forth such rates on the first day of such Interest Period.

      1.7 Prime Rate. The term "Prime Rate" means the prime rate of interest announced by the Bank and in effect from time to time, with the rate thereon changing as and when such prime rate changes.

      1.8 Variable Rate Loan. The term "Variable Rate Loan" means any loan hereunder bearing interest at the Variable Rate.

      1.9 Variable Rate. The term "Variable Rate" means a rate of interest equal to .25% per annum less than the Prime
Rate. The Variable Rate shall change as and when such Prime Rate changes.


                    ARTICLE II. LOANS, INTEREST RATE, FEES

      2.1   Revolving Credit Facility. From time to time prior to January
25, 1996 or the earlier termination hereof pursuant to Section VI (the "Termination Date"), the Borrower may borrow from the Bank up to the aggregate principal amount outstanding at any one time of up to $18,000,000 (the "Loan Amount"). All loans hereunder shall be evidenced by a single promissory note of the Borrower payable to the order of the Bank in the principal amount of $18,000,000 (the "Note"). Although the Note shall be expressed to be payable in the amount of $18,000,000, the Borrower shall be obligated to pay only the amount of loans actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on the dates specified therein and such other charges provided for herein.


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

      2.2 Advances and Paying Procedure. The Bank is authorized and directed to credit any of the Borrower's accounts with the Bank (or to the account the Borrower designates in writing) for the loans made hereunder, and the Bank is authorized to debit such account or any other account of the Borrower with the Bank for the amount of any principal or interest due under the Note or other amount due hereunder on the due date with respect thereto. The Borrower will maintain a demand deposit account at the Bank to facilitate borrowings and repayments hereunder.

      2.3 Commitment Fee. For the period from the date hereof until January 25, 1996, the Borrower shall pay to the Bank a commitment fee computed at a rate of 1/8% per annum of the Loan Amount. Such commitment fee shall be payable on a quarterly basis in arrears.

      2.4 Security. The revolving credit facility provided for hereunder shall be secured by all of the common and preferred stock of Republic Bank (the "Subsidiary Bank") now owned or hereafter acquired by the Borrower, except director qualifying shares, if any.

      2.5   Interest Rates, Method of Calculation and Payment Dates.

      (a) Interest Rate. The unpaid principal balance of each loan outstanding from time to time hereunder shall bear interest at the Variable Rate or the Adjusted LIBOR Rate as selected by the Borrower in accordance with the procedure set forth in Section 2.6.

      (b) Minimum Amount. Each loan shall be in the minimum amount of $100,000 or in integral multiples of $100,000.

      (c) Computations of Interest. All computations of interest and other amounts due under the Note and this Agreement shall be based on a year of 360 days using the actual number of days occurring in the period for which such interest or other amounts are payable.

      (d) Payments of Interest. The Borrower shall pay interest on the outstanding principal balance of the Note as follows:

             (i) Variable Loans. Accrued and unpaid interest on Variable Rate Loans shall be payable quarterly beginning March 31, 1995 and continuing on the last day of each third month thereafter and with the final payment of principal.

            (ii) Adjusted LIBOR Rate Loans. Accrued and unpaid interest on each Adjusted LIBOR Rate Loan with an Interest Period of 1 or 3 months shall be payable on the last Business Day of the applicable Interest Period therefor and with the final payment of principal. Accrued and unpaid interest on each Adjusted LIBOR Rate Loan with a 6 month Interest Period shall be payable on a Business Day that is 3 months after the first Business Day of such Interest Period and the last day of such Interest Period and with the final payment of principal.


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      (e)   Limitation on Prepayments. A Variable Rate Loan may be
            voluntarily prepaid in whole or in part at any time without premium or penalty. An Adjusted LIBOR Rate Loan may not be paid prior to the last day of the Interest Period applicable thereto.

      (f) Interest Following Maturity. Principal amounts and accrued interest thereon unpaid at the maturity thereof (whether by fixed maturity or acceleration of maturity) shall bear interest from and after maturity until paid computed at a rate equal to two percent (2%) per annum in excess of the rate or rates then applicable to each advance hereunder.

      2.6 Procedure for Borrowing. The Borrower shall give notice to the Bank of a proposed borrowing not later than 10:00 a.m. Milwaukee, Wisconsin time on a proposed borrowing date in the case of a Variable Rate Loan or, in the case of an Adjusted LIBOR Rate Loan, at least three Business Days prior to the proposed borrowing date. Each such request shall be effective upon receipt by the Bank, shall be in writing or by telephone to be promptly confirmed in writing and sent to the Bank at the address specified below, shall specify the proposed borrowing date, whether the requested loan is to be a Variable Rate Loan or an Adjusted LIBOR Rate Loan, the amount of such loan and in case of an Adjusted LIBOR Rate Loan, the initial Interest Period therefor. Subject to the terms and conditions of this Agreement, the proceeds of each loan shall be made available to the Borrower by depositing the proceeds thereof in immediately available funds in an account maintained by the Borrower at the Bank.

      2.7   Conversion of Variable Rate Loans to Adjusted LIBOR Rate
Loans. So long as no default has occurred and is continuing, the Borrower may convert all or any part of any outstanding Variable Rate Loan into an Adjusted LIBOR Rate Loan by giving notice to the Bank of such conversion not later than 10:00 a.m. Milwaukee, Wisconsin time on a Business Day that is at least three Business Days prior to the date of the requested conversion. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone to be promptly confirmed in writing and sent to the Bank at the address specified below and shall specify the date and the amount of such conversion and the initial Interest Period therefor. Each conversion of a Variable Rate Loan to an Adjusted LIBOR Rate Loan shall be on a Business Day.

      2.8   Procedures at the End of an Interest Period.

      (a)   Automatic Conversion. Unless the Borrower requests a new
            Adjusted LIBOR Rate Loan in accordance with Section 2.6 above or requests an extension of an Adjusted LIBOR Rate Loan in accordance with Section 2.8(b) below, the Bank shall automatically and without request by the Borrower convert each Adjusted LIBOR Rate Loan to a Variable Rate Loan on the last day of the Interest Period applicable thereto.

      (b) Extension of Adjusted LIBOR Rate Loan. So long as no default has occurred and is continuing, the Borrower may cause all or any part of any outstanding Adjusted LIBOR Rate Loan to continue to bear interest at an Adjusted LIBOR Rate at the end of an Interest Period by notifying the Bank not later than 10:00 a.m. Milwaukee, Wisconsin time on a Business Day that is at least three Business


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

            Days prior to the first day of a new Interest Period. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone to be promptly confirmed in writing and sent to the Bank at the address specified below and shall specify the first day of the Interest Period, the amount of the new Adjusted LIBOR Rate Loan and the duration of such Interest Period. Each new Interest Period for a new Adjusted LIBOR Rate Loan shall begin on the last Business Day of the immediately preceding Interest Period.

      2.9   Special Provisions.

      (a)   Basis for Determining Interest Rate Inadequate or
            Unfair. If with respect to the Interest Period for any Adjusted LIBOR Rate Loan:

             (i) the Bank determines in good faith (which determination will be binding and conclusive on all parties) that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate; or

            (ii) the Bank reasonably determines (which determination will be binding and conclusive on all parties) that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of maintaining or funding such Adjusted LIBOR Rate Loan for such Interest Period, or that the making or funding of Adjusted LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of the Agreement which in the reasonable opinion of the Bank materially affects Adjusted LIBOR Rate Loans; then, [a] the Bank will promptly notify the Borrower thereof, and [b] so long as such circumstances will continue, the Bank will not be under any obligation to make any Adjusted LIBOR Rate Loan so affected.

      (b) Changes in Law Rendering Certain Loans Unlawful. In the event that any regulatory change should make it (or, in the good faith judgment of the Bank, should raise substantial questions as to whether it is) unlawful for the Bank to make, maintain or fund an Adjusted LIBOR Rate Loan, (i) the Bank will promptly notify the Borrower thereof; (ii) the obligation of the Bank to make Adjusted LIBOR Rate Loans will, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (iii) upon such notice, any outstanding Adjusted LIBOR Rate Loan will automatically convert to a Variable Rate Loan.

      (c) Funding Losses. The Borrower hereby agrees that upon demand by the Bank (which demand will be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify the Bank against any net loss or expense which the Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Adjusted LIBOR Rate Loans), as determined by the


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            Bank, as a result of (i) any payment, prepayment
            or conversion of any Adjusted LIBOR Rate Loan of the Bank on a date other than the last Business Day of an Interest Period whether or not required by any other provision of the Agreement, or (ii) any failure of the Borrower to obtain an advance by reference to the Adjusted LIBOR Rate on a Borrowing Date or to convert a Variable Rate Loan to an Adjusted LIBOR Rate Loan or to continue an Adjusted LIBOR Rate Loan at the end of any Interest Period on a borrowing date, as specified by the Borrower in a notice to the Bank as set forth above. All notices to the Bank pursuant to this Agreement with respect to Adjusted LIBOR Rate Loans will be deemed to be irrevocable.

      (d) Conclusiveness of Statements. Determinations and statements of the Bank pursuant to this Section 2.9 will be conclusive absent manifest error.


                   ARTICLE III. CONDITIONS TO BORROWING

      3.1 Conditions to Borrowing. The Bank shall not be obligated to make (or continue to make) advances hereunder unless (i) the Bank has received executed copies of this Agreement, the Note and Amended and Restated Collateral Pledge Agreement (together with the Note, collectively, the "Loan Documents"), in form and content satisfactory to the Bank; (ii) the Bank has received original stock certificates representing 1,014,389 shares of common stock of Republic Bank and certificates representing 510,000 shares of preferred stock of Republic Bank and stock powers thereto; (iii) the Bank has received certified copies of the Articles of Incorporation, By-Laws and a certificate of status or good standing for the Borrower and the Subsidiary Bank; (iv) the Bank has received a certified copy of a resolution or authorization in form and content satisfactory to the Bank authorizing the loan and all acts contemplated by this Agreement and all related documents, and confirmation of proper authorization of all guaranties and other acts of third parties contemplated hereunder; (v) the Bank has been provided with an opinion of the Borrower's counsel in form and content satisfactory to the Bank confirming the matters outlined in Section 4.1 and such other matters as the Bank reasonably requests; (vi) no default exists under this Agreement or under any other Loan Documents, or under any other agreements by and between the Borrower and the Bank; and (vii) all proceedings taken in connection with the transactions contemplated by this Agreement and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Bank and its counsel.


                     ARTICLE IV. WARRANTIES AND COVENANTS

      During the term of this Agreement, and while any part of the credit granted the Borrower is available or any obligations under any of the Loan Documents are unpaid or outstanding, the Borrower warrants and agrees as follows:

      4.1 Organization and Authority. The Borrower is a validly existing corporation in good standing under the laws of its state of organization, and has all requisite power and authority, corporate or otherwise, and possesses


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all licenses necessary, to conduct its business and own its properties. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within the Borrower's power; (ii) have been duly authorized by necessary corporate action; (iii) do not require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which the Borrower is bound. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

      4.2 Subsidiaries. As of the date hereof, the Borrower has five subsidiaries consisting of the Subsidiary Bank, Mayflower Mortgage Corporation, Republic Savings Bank, Market Street Mortgage Corporation and CUB Funding Corporation (individually a "Subsidiary" and together, the "Subsidiaries"). The Borrower agrees to notify the Bank immediately of any entities which after the date hereof become subsidiaries of the Borrower or the Subsidiaries. The Subsidiary Bank, as of the date hereof, has issued and outstanding 1,014,389 shares of common stock, par value $10 per share, which are duly authorized, validly issued, fully paid and non-assessable, of which the Borrower owns 1,014,389 shares, which represent one hundred percent (100%) of the issued and outstanding common stock of the Subsidiary Bank. The Subsidiary Bank has issued and outstanding 510,000 shares of preferred stock, par value $10 per share, which are duly authorized, validly issued, fully paid and non-assessable, of which the Borrower owns 510,000 shares, which represent one hundred percent (100%) of the issued and outstanding preferred stock of the Subsidiary Bank. The common stock and preferred stock of the Subsidiary Bank are free and clear of any liens, charges, encumbrances, rights of redemption, preemptive rights or rights of first refusal of any kind or nature whatsoever, except liens in favor of the Bank. Except as permitted under
Section 4.15, the Subsidiary Bank has no other shares of capital stock (common or preferred), or securities or other obligations convertible into any of the foregoing, authorized or outstanding and has no outstanding offers, subscriptions, warrants, rights or other agreements or commitments obligating the Subsidiary Bank to issue or sell any of the foregoing.

      4.3 Litigation and Compliance with Laws. The Borrower and the Subsidiaries have complied in all material respects with all applicable federal and state laws and regulations, the failure to comply with which would have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. Except to the extent previously disclosed to Bank, there are no claims, actions, suits, or proceedings pending, or to the best knowledge of Borrower, threatened or contemplated against or affecting Borrower or any Subsidiary, at law or in equity, or before any federal, state or other governmental authority, or before any arbitrator or arbitration panel, whether by contract or otherwise which, if adversely decided, would have a material adverse effect on the Borrower and the Subsidiaries taken as a whole, and there is no decree, judgment or order of any kind in existence against or restraining Borrower or any Subsidiary, or any of their officers, employees or directors, from taking any action of any kind in connection with the business of Borrower or any Subsidiary which decree, judgment or order has remained unvacated, unbonded and unstayed for sixty (60) days following the date of entry thereof and which, if it remains unvacated, unbonded and unstayed, would have a material adverse effect on Borrower and the Subsidiaries taken as a whole. Except to the extent previously disclosed to


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

the Bank, neither Borrower nor any Subsidiary has (i) received from any regulatory authority any criticisms, recommendations or suggestions and Borrower has no reason to believe that any such is contemplated, relating to any problem perceived by such regulatory authority with any Subsidiary's capital structure, loan policies or portfolio, or other banking and business practices which problem, if uncorrected, would have a material adverse effect on the Borrower and the Subsidiaries taken as a whole and which has not been resolved to the satisfaction of such regulatory authority prior to taking any enforcement action with respect thereto, or (ii) entered into any memorandum of understanding or similar arrangement with any federal or state regulator relating to any unsound or unsafe banking practice or conduct or any violation of law respecting the operations of the Borrower or the operations of the Subsidiary Bank, which memorandum of understanding or similar arrangement reflects a problem with such practice, conduct or operations that is materially adverse to Borrower and its Subsidiaries taken as a whole.

      4.4 F.D.I.C. Insurance. The Subsidiary Bank and Republic Savings Bank are insured as to deposits by the Federal Deposit Insurance Corporation and no act has occurred which would adversely affect the status of such banks as insured banks.

      4.5 Corporate Existence; Business Activities; Assets. The Borrower shall (i) preserve its corporate existence, rights and franchises; (ii) carry on its business activities in substantially the manner such activities are conducted as of the date of this Agreement; (iii) not liquidate, dissolve, merge or consolidate with or into a nonaffiliated entity; and (iv) not sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

      4.6   Use of Proceeds; Margin Stock; Speculation. Advances by the
Bank hereunder shall be used by the Borrower to fund the purchase of mortgage servicing rights and for the Borrower's other corporate purposes. The Borrower will not use any of the loan proceeds to purchase or carry "margin" stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No part of any of the proceeds shall be used for speculative investment purposes, including, without limitation, speculating or hedging in the commodities and/or futures market.

      4.7 Restriction on Liens. The Borrower will not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the Borrower's property now owned or hereafter acquired, except (i) with respect to taxes and assessments which are either not delinquent or which are being contested in good faith with adequate reserves provided; (ii) easements, restrictions and minor title irregularities and encumbrances which do not, as a practical matter, have an adverse effect upon the value to the Borrower and use of the affected property; (iii) liens in favor of the Bank; (iv) other liens disclosed in writing to the Bank prior to the date hereof; and (v) judgment liens arising in connection with court proceedings, provided the execution or other enforcement of such judgment liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.


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      4.8   Restriction on Contingent Liabilities. The Borrower will not guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks, the issuance or confirmation of letters of credit by the Subsidiary Bank and Republic Savings Bank and similar matters in the ordinary course of business; provided, however, the Borrower may guarantee or become a surety or otherwise contingently liable for any obligations of its Subsidiaries to other creditors under warehouse lines of credit for mortgage loans; and further provided, the Borrower may guarantee or become a surety or otherwise contingently liable for any other obligations of its Subsidiaries which do not, in the aggregate, exceed $10,000,000.

      4.9 Insurance. The Borrower will maintain insurance to such extent, covering such risks and with such insurers as is usual and customary for businesses operating similar properties, and as is reasonably satisfactory to the Bank, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers' compensation insurance.

      4.10 Taxes and Other Liabilities. The Borrower will pay and discharge, prior to the time they become delinquent, all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor.

      4.11 Financial Statements and Reporting. The financial statements and other information previously provided to the Bank or provided to the Bank in the future are or will be complete and accurate and prepared in accordance with generally accepted accounting principles. There has been no material adverse change in the Borrower's financial condition since such information was provided to the Bank. The Borrower will (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved; (ii) provide the Bank with such information concerning its business affairs and financial condition (including insurance coverage) as the Bank may reasonably request; and (iii) without request and provided the Borrower has received the consent of any person or regulator which it deems necessary or appropriate for disclosure of such information, if applicable, provide the Bank with:

      (a) Borrower's annual financial statements prepared and audited by a nationally recognized certified public accountant within 90 days of the end of the Borrower's fiscal year accompanied by a certificate by the accountants who prepared the audit report, as of the date of such audit report, stating that in the course of their audit, nothing has come to their attention suggesting that a condition or event has occurred which constitutes a default hereunder or which, after notice or lapse of time or both, would constitute a default hereunder (or if there was such a condition or event, specifying the same); but such accountants shall not be liable for any failure to obtain knowledge of any such condition or event.

      (b) notice of the filing by the Borrower of the following with the Board of Governors of the Federal Reserve System promptly after the filing thereof: (i) the Borrower's FR Y-6 Report; (ii) the


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            Borrower's FR Y-9 Report; (iii) notices of all acquisitions; (iv)
            notices of the declaration and/or payment of all dividends; and (v) notices of additions to and deletions from the Borrower's Federal Reserve Bank stock;

      (c) quarterly call reports prepared on FFIEC forms, or any successors thereto, of the Subsidiary Bank within 45 days of the end of each quarter prepared in accordance with the guidelines of the regulatory agency which regulates such bank;

      (d) notice of any memorandum of understanding or any other agreement with any banking regulatory agencies, or cease and desist order, immediately after entered into by or issued against Borrower, any Subsidiary or any of their officers, employees or directors in their capacity as such;

      (e) promptly after request therefor, any other information concerning the business affairs and financial condition of the Borrower or its Subsidiaries as the Bank may reasonably request; and

      (f) a certificate of the chief financial officer, executive vice president or treasurer of the Borrower, substantially in the form of Exhibit A attached hereto, within 30 days of the end of each fiscal quarter stating (i) that no default or event or condition which, with notice or lapse of time, or both, would constitute a default, has occurred and is continuing or, if a default or such an event or condition has occurred and is continuing, a statement setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto, and
            (ii) that the Borrower is in compliance with the covenants set forth in Sections 4.13(a) and (b) hereof.

      4.12 Information. The Borrower will make available for review by the Bank at any reasonable time, promptly upon reasonable notice of a request therefor, financial statements, call reports and any other records or documents of the Borrower or any Subsidiary that the Borrower or any Subsidiary is not prohibited from disclosing. The Borrower and any Subsidiary will use reasonable efforts to obtain the consent of any person or regulator which it deems necessary or appropriate for disclosure of the information described above.

      4.13  Financial Status.

      (a)   The Borrower will maintain as of the end of each fiscal quarter:

              (i)  Consolidated Net Worth of at least $100,000,000.

             (ii)  a Fixed Charge Coverage Ratio of greater than 1.75 to 1.

            (iii) a four quarter rolling average return on assets of the Borrower of greater than 0.75%. The Borrower's average return on assets will not be less than 0.5% for any two consecutive quarters.

     (b) The Borrower will cause the Subsidiary Bank to maintain as of the end of each fiscal quarter:

              (i)  a ratio of Primary Capital to Assets of at least 6%.

             (ii) a ratio of Nonperforming Loans less loans 90 days past due but still accruing interest plus Other Real Estate to Total Loans plus Other Real Estate of not greater than 3%;

            (iii) a ratio of Nonperforming Loans less loans 90 days past due but still accruing interest plus Other Real Estate to Primary Capital of not greater than 24%.

             (iv) a four quarter rolling average return on assets of at least 0.75%. The average return on assets of the Subsidiary Bank will not be less than 0.5% for any two consecutive quarters.

              (v) a ratio of Total Capital to Risk-Weighted Assets of at least 12%.

      4.14 Access to Records. The Borrower will permit representatives of the Bank to visit and inspect any of the properties and examine any books and records of the Borrower and any Subsidiary including without limitation the stock transfer records of the Subsidiary Bank, at any reasonable time upon reasonable notice and as often as the Bank may reasonably desire.

      4.15 Issuance of Stock. The Borrower will not permit the Subsidiary Bank to issue any additional shares of common or preferred stock, or any options, warrants or other common stock equivalents, or sell or issue securities or obligations convertible into such ("New Stock"), whether in the form of stock dividends or stock splits or otherwise, unless such New Stock shall be issued to the Borrower and delivered by the Borrower to the Bank, together with any additional documents reasonably required by the Bank in connection therewith, as additional collateral to secure the loan provided for hereunder.


                            ARTICLE V. COLLATERAL

      5.1 Collateral. This Agreement and the Note are secured by an Amended and Restated Collateral Pledge Agreement dated October 1, 1993.

      5.2 Credit Balances; Setoff. The Borrower grants the Bank a security interest and lien in any credit balance or other money now or hereafter owed the Borrower by the Bank, and, in addition, agrees that the Bank may, at any time after an occurrence of an event described in Section 6.1 below (notwithstanding any cure periods), without notice or demand, set off against any such credit balance or other money any indebtedness outstanding hereunder or under the Note.

      The information in this Article V is for information only and the omission of any reference to an agreement shall not affect the validity or enforceability thereof. The rights and remedies of the Bank outlined in this Agreement and the documents identified above are intended to be cumulative.

                             ARTICLE VI. DEFAULTS

      6.1 Defaults. The occurrence of one or more of the following events shall constitute a default:

      (a) Nonpayment. The Borrower shall fail to pay (i) any interest due on the Note, or any other amount payable hereunder, by five days after the same becomes due; or (ii) any principal amount due on the Note when due.

      (b) Nonperformance. The Borrower or any guarantor shall default in the performance of any agreement, term, provision, condition, or covenant (other than a default occurring under Section 6.1(a), (c), (d), (e), (f), (g) or (h) of this Agreement) required to be performed or observed by the Borrower or any guarantor hereunder or under any other Loan Document, continuing for a period of 30 days.

      (c) Misrepresentation. Any financial information, statement, certificate, representation or warranty given to the Bank by the Borrower or any guarantor (or any of their representatives) in connection with entering into this Agreement or the other Loan Documents and/or any borrowing hereunder, or required to be furnished under the terms hereof, shall prove untrue in any material respect (as determined by the Bank in the exercise of its reasonable judgment) as of the time when given.

      (d) Default on Other Obligations. The Borrower or any guarantor shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by the Borrower or any guarantor to the Bank and the period of grace, if any, to cure said default shall have passed or any indebtedness in excess of $1,000,000 owing by the Borrower to any third party provided the Borrower has received a notification from such third party declaring the unpaid balance of the indebtedness together with interest thereon and other amounts accrued thereunder to be immediately due and payable.

      (e) Judgments. Any judgment shall be obtained against the Borrower, any guarantor or any Subsidiary, the uninsured amount of which, together with all other outstanding unsatisfied judgments against the Borrower, any guarantor or any Subsidiary, shall exceed the sum of $500,000 and shall remain unvacated, unbonded or unstayed for a period of 60 days following the date of entry thereof.

      (f) Regulatory Orders. The Borrower or any of its Subsidiaries shall enter into (i) any memorandum of understanding or other agreement with any banking regulatory agency relating to any unsound or unsafe banking practice or conduct or (ii) any memorandum of understanding or other agreement with any banking regulatory agency relating to any violation of law respecting the operation of Borrower or such Subsidiary which has the effect of prohibiting such Subsidiary from declaring and paying any dividends or making any other distribution on account of any shares of any class of its stock; or Borrower or any Subsidiary or any of their officers, employees, or directors shall be the subject of a judicial or administrative determination restraining any of them from taking any actions of any kind in connection with the business of Borrower or such Subsidiary, assessing a civil penalty, finding that any criminal offense occurred in connection with the operations of Borrower or such Subsidiary, or suspending or removing any officer or director of Borrower or such Subsidiary.

      (g) Insolvency/Bankruptcy. The Borrower, any of its Subsidiaries or any guarantor shall: (i) become insolvent; or (ii) be unable, or admit in writing its inability, to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an "Order for Relief" as said term is defined under the United States Bankruptcy Code; or (v) file an answer to a creditor's petition (admitting the material allegations thereof) for reorganization or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a receiver for any of its assets; or (vii) have a receiver appointed for any of its assets (with or without the consent of the Borrower, such Subsidiary or such guarantor, respectively) and such receiver shall not be discharged within 60 days after the appointment; or (viii) be closed or taken over by any regulatory agency; or (ix) sell or have sold all or substantially all of its assets to any nonaffiliated entity; or (x) otherwise become the subject of an insolvency proceeding or an out-of-court settlement with its creditors.

      (h) Adverse Change. There is a material adverse change in the financial condition of the Borrower, any of the Subsidiaries or any guarantor.

     6.2 Termination of Loans. Upon the occurrence of any of the events identified in Section 6.1, the Bank may at any time thereafter (notwithstanding the cure periods identified in Sections 6.1(a), 6.1(b), 6.1(d) and 6.1(e)) immediately terminate its obligation to make additional loans hereunder, without demand or further notice of any kind, all of which are hereby waived.

      6.3 Acceleration of Obligations. Upon the occurrence of any of the events identified in Sections 6.1(a) through 6.1(f) and 6.1(h), and the passage of any applicable cure period, the Bank may at any time thereafter,
(i) by written notice to the Borrower, declare the unpaid principal balance of the Note, together with the interest accrued thereon and other amounts accrued hereunder, to be immediately due and payable and the unpaid balance shall thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents and (ii) require the Borrower to cause the Subsidiary Bank to appoint an independent transfer agent for the purpose of registering and transferring ownership of the capital stock of the Subsidiary Bank. Upon the occurrence of any event under Section 6.1(g), then the unpaid principal balance under the Note, together with all interest accrued thereon and other amounts accrued hereunder, shall thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents.

      6.4 Other Remedies. Nothing in this Article VI is intended to restrict the Bank's rights under any of the Loan Documents or at law, and the Bank may exercise all such rights and remedies as and when they are available.


                          ARTICLE VII. MISCELLANEOUS

      7.1 Delay; Cumulative Remedies. No delay on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Bank would otherwise have.

      7.2 Relationship to Other Documents. The warranties, covenants and other obligations of the Borrower (and the rights and remedies of the Bank) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms shall be cumulative so as to give the Bank the most favorable rights set forth in the conflicting documents.

      7.3 Participations. The Bank may, at its option, sell all or any interests in the Note and other Loan Documents to other financial institutions, and in connection with such sales (and thereafter) disclose any financial information the Bank may have concerning the Borrower to any such participant or potential participant.

      7.4 Successors. The rights, options, powers and remedies granted in this Agreement shall extend to the Bank and to its successors and assigns, shall be binding upon the Borrower and its successors and assigns and shall be applicable hereto and to all renewals and/or extensions hereof.

      7.5 Expenses and Attorneys' Fees. The Borrower agrees to reimburse the Bank for all reasonable fees and out-of-pocket disbursements incurred by the Bank in connection with the preparation, execution, delivery, administration and enforcement of this Agreement or any of the other Loan Documents, and any waivers or amendments with respect hereto, including all reasonable costs of collection before and after judgment, and including, without limitation, the reasonable fees and disbursements of counsel (including inside counsel) for the Bank.

      7.6 Payments. Payments due under the Note and other Loan Documents shall be made in lawful money of the United States, and the Bank is authorized to charge payments due under the Loan Documents against any account of the Borrower. All payments may be applied by the Bank to principal, interest and other amounts due under the Loan Documents in any order which the Bank elects.

      7.7 Notices. All notices, requests and other communications that are required or may be given under this Agreement shall be in writing, and shall be deemed to have been given on the date of delivery, if delivered by hand, telecopier or courier or three days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below (which addresses may be changed from time to time by notice given in the manner provided in this Section):

            If to Borrower:        Republic Bancorp Inc.
                                   1060 East Main Street
                                   P.O. Box  70
                                   Owosso, MI  48867
                                   Telecopy No. (517) 725-2319
                                   Attn:  Thomas F. Menacher, Chief Financial
                                          Officer

            If to Bank:            Firstar Bank Milwaukee, N.A.
                                   777 East Wisconsin Avenue
                                   Milwaukee, WI  53202
                                   Telecopy No. (414) 765-6236
                                   Attn:  Peter M. Kronberg, Vice President

      7.8   Applicable Law and Jurisdiction; Interpretation and
Modification. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Wisconsin. Invalidity of any provision of this Agreement shall not affect the validity of any other provision. The provisions of the Loan Documents shall not be altered, amended or waived without the express written consent of the Bank (and the Borrower, when appropriate). THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN THE COUNTY OR JURISDICTION WHERE THE BANK'S OFFICE WHICH IS DESIGNATED IN THE NOTE AS THE PLACE FOR PAYMENT IS LOCATED (OR, IN THE ABSENCE OF SUCH DESIGNATION, THE BANK'S MAIN OFFICE), AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. This Agreement, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only at the Bank's offices, and only upon the Bank's receipt of the executed originals thereof.

      7.9 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE BANK EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

      7.10 Previous Agreement. This Agreement amends, restates and supersedes the Revolving Credit Agreements dated
January 27, 1994, as amended and December 28, 1992, as amended.

      IN WITNESS WHEREOF, the undersigned have executed this REVOLVING CREDIT AGREEMENT as of the 26th day of January, 1995.



                         REPUBLIC BANCORP INC.
                         a Michigan corporation


                         By: /s/ Thomas F. Menacher
                             -----------------------------
                             Name and Title: Thomas F. Menacher
                                             Chief Financial Officer

                         FIRSTAR BANK MILWAUKEE, N.A.


                         By: /s/ Peter M. Kronberg
                             -----------------------------
                             Peter M. Kronberg, Vice President